Exhibit 99(a)(xxx)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993, as amended from time to time (the “Declaration”), do hereby terminate, pursuant to Section 5.4.3 of the Declaration and after the authorization by a Series Majority Shareholder Vote, the Series of the Trust named Lord Abbett Multi-Asset Focused Growth Fund.

This instrument shall constitute an amendment to the Declaration and shall be effective September 20, 2018.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 20th day of September, 2018.

/s/ Douglas B. Sieg	/s/ James M. McTaggart
Douglas B. Sieg	James M. McTaggart

/s/ Eric C. Fast	/s/ Karla M. Rabusch
Eric C. Fast	Karla M. Rabusch

/s/ Evelyn E. Guernsey	/s/ Mark A. Schmid
Evelyn E. Guernsey	Mark A. Schmid

/s/ Julie A. Hill	/s/ James L.L. Tullis
Julie A. Hill	James L.L. Tullis

/s/ Kathleen M. Lutito
Kathleen M. Lutito